Exhibit 99.3

Impinj Promotes Hussein Mecklai to Chief Operating Officer

SEATTLE, February 3, 2022 – Impinj, Inc. (NASDAQ: PI), a leading RAIN RFID provider and Internet of Things pioneer, today announced Hussein Mecklai’s promotion to chief operating officer. In his expanded role, Mecklai is directly responsible for Impinj’s engineering and operations.

Mecklai joined Impinj in 2018 and has more than 20 years’ experience leading engineering organizations. As Impinj’s executive vice president of engineering, Mecklai led the growth and development of the Impinj platform and delivered groundbreaking endpoint ICs, reader ICs, readers, and gateways.

“Hussein has helped Impinj set a new bar in product performance, integration and ease of use,” said Chris Diorio, Impinj founder and CEO. “With his strong technology and business leadership and acumen, he is ideally positioned to help us grow our organization, scale our operations and continue to deliver world-class products as we work to achieve our vision of Boundless IoT.”

“Retail and supply chain and logistics are undergoing digital transformations to keep pace with demand, grow revenue and profitability and improve customer experiences. Impinj’s products and platform are key enablers for our partners and enterprise customers to realize this transformation,” said Mecklai. “I am so proud of what the Impinj team and our partners have accomplished. I see so much potential for RAIN RFID through increased adoption, from tagging tens of billions of items, to trillions of items. I also look forward to seeing businesses benefit from the increased capabilities we are delivering with the Impinj platform like item transitions through portals and enabling a trusted supply chain.”

Prior to Impinj, Mecklai was vice president and general manager of the product architecture group at Intel, where he led the organization responsible for defining the product architecture of Intel’s mainstream products, including the processors for the personal computer and datacenter franchises. Previously, he served in senior engineering and leadership roles at Infineon Technologies, LSI Group, Agere Systems and Lucent Technologies.

Mecklai received the Rodney Chipp SWE National Award for Diversity for his commitment to recruiting, retaining, and progressing women in technical roles, including raising female gender representation in Intel’s platform engineering group. He earned a bachelor’s degree in electrical engineering from Lafayette College, a master’s degree in electrical engineering from Lehigh University, and completed the Intel Leadership Development Program at Stanford University.

About Impinj:

Impinj (NASDAQ: PI) helps businesses and people analyze, optimize, and innovate by wirelessly connecting billions of everyday things — such as apparel, automobile parts, luggage, and shipments — to the Internet. The Impinj platform uses RAIN RFID to deliver timely data about these everyday things to business and consumer applications, enabling a boundless Internet of Things. www.impinj.com

For more information, contact:

Investor Relations

Andy Cobb, CFA

Vice President, Strategic Finance

+1-206-315-4470

ir@impinj.com

Media Relations

Jill West

Vice President Strategic Communications

+1 206-834-1110

jwest@impinj.com